UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2024

BIMI Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34890	02-0563302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

725 5th Avenue, 15th Floor, 15-01 New York NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212 542 0028

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	BIMI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On July 21, 2023, Wenfa Zhuo, a resident of China, commenced a lawsuit in a Chinese court against Chongqing Guanzan Technology Co., Ltd. (“Guanzan”), a China-based subsidiary of BIMI Holdings Inc. (the “Company”), Xiaoping Wang, the former COO and director of the Company, and Li Zhou, the former legal representative (general manager) of Guanzan, for the recovery of an allegedly unpaid referral fee of RMB 10 million (approximately $1.5 million) in connection with the acquisition of Guanzan by the Company. Upon the plaintiff’s request, the Chinese court attached a piece of real property (the “Attached Real Property”) located in Chongqing, China, owned by Guanzan. As a result of such attachment, Guanzan failed to renew a commercial loan with China Postal Savings Bank (the “Bank”) which was secured by the Attached Real Property and matured on December 20, 2023. The Bank notified Guanzan on March 20, 2024 that if the Bank does not receive full payment of the principal and interests of the loan in the amount of RMB 4,938,978.67 (approximately $705,000) within three days, the Bank would commence a lawsuit against Guanzan and suspend all of Guanzan’s accounts with the Bank.

Guanzan intends to vigorously defend itself in the lawsuit and explore options to settle with the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2024	BIMI Holdings Inc.

	By:	/s/ Symington W. Smith
	Name:	Symington W. Smith
	Title:	Director

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